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EXHIBIT 10.52


August 5, 2002



Kevin Helmbacher, Esq.
232 Pacific View Lane
Encinitas, CA 92024

Dear Kevin:

As you are aware, Corvas has had to reevaluate its ongoing research and development efforts which has resulted in a Company-wide reduction in force. Unfortunately, your position has been eliminated through this restructuring.

In consideration of your service to the Company and to assist you in your job search, we are offering you a separation agreement which provides certain benefits beyond those to which you are normally entitled.

This SEPARATION AGREEMENT ("Agreement") is made and entered into by and between you and CORVAS INTERNATIONAL, INC. ("the Company"). You shall have seven days following the date of this Agreement to consider and return a fully executed original of the Agreement to the Company. This Agreement shall become effective immediately upon execution by you (the "Effective Date").

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. SEPARATION DATE. On July 31, 2002("Separation Date"), you shall cease to be an employee of the Company for all purposes.

2. ACCRUED SALARY AND ACCRUED TIME OFF. On or about the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation and paid personal leave (PPL), if any, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. EXPENSE REIMBURSEMENT. Within thirty (30) business days of your Separation Date, you agree that you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred prior to and including the Separation Date, if any, for which you seek reimbursement. The Company shall reimburse your expenses pursuant to Company policy and regular business practice.

4. EMPLOYMENT SEARCH SUPPORT. Commencing on the Separation Date, the Company will provide you offsite employment search support through Drake Beam Morin, Inc. for a period of six months as outlined in Exhibit A attached hereto.


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5.       SEVERANCE PAYMENTS. In exchange for the promises and covenants set forth herein and in consideration thereof, the Company agrees to pay you severance equivalent to nine (9) months of pay at your current base salary, subject to standard payroll deductions and withholdings. The severance payments will be made in the form of continuing payments from the Effective Date through April 30, 2003 (the "Severance Period"). These payments will be made on the Company's ordinary payroll dates, and will be subject to standard payroll deductions and withholdings. However, contributions to your 401(k) account, Section 125 reimbursement account, supplemental or dependent life insurance or the Company's Employee Stock Purchase Plan will not be allowed.

6. INSURANCE BENEFITS. During the Severance Period, medical, dental, and vision insurance coverage for you and your currently insured dependents will be extended at the Company's expense, however, the Company shall continue to deduct from your severance payments an amount equal to your current insurance benefit premium contribution. In the event you become eligible for benefits under another plan(s) prior to the expiration of the Severance Period, the Company shall no longer be obligated to pay such benefit premiums. It is your responsibility to notify the Company once you become eligible under another plan. To the extent provided by the federal COBRA law or, if appicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits following the Severance Period at your own expense. Later you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice of your COBRA rights.

7. STOCK OPTIONS. Pursuant to the Company's 1991 Incentive and Compensation Plan, and 2000 Equity Incentive Plan, vesting under any stock compensation award (e.g., incentive stock option, nonqualified stock option, or stock purchase agreement) from the Company shall cease on the Separation Date. Your rights to exercise any vested shares will be as set forth under the applicable plan and any Stock Option Agreements.

8. OTHER COMPENSATION AND BENEFITS. Except as expressly provided herein, you acknowledge that you will not receive (nor are entitled to receive) any additional compensation, severance, stock options, stock or benefits from the Company.

9. RETURN OF COMPANY PROPERTY. By the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your possession, or control, including, but not limited to, Company files, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, product development and pricing information, specifications, computer-recorded information, tangible property, equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

10. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge that nothing herein shall impair the covenants and obligations set forth in your Employment Agreement, a copy of which is attached hereto as Exhibit B. Pursuant to the Employment Agreement you understand that you must not use or disclose any confidential or proprietary information of the Company, among other things as required by the Employment Agreement.


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11.      NONSOLICITATION. You agree that for one (1) year following the
         Separation Date, you will not, either directly or through others, solicit or attempt to solicit any person (including any entity) who is then an employee, consultant or independent contractor of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

12. NON-DISPARAGEMENT. You and the Company agree that neither party will at any time disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that each party shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.

13. CONFIDENTIALITY AND PUBLICITY. The existence of this Agreement and the provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement, in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and
         (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

14. YOUR RELEASE OF CLAIMS. Except as otherwise set forth in this Agreement, in exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid personal leave, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), and the California Fair Employment and Housing Act (as amended).


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15.      SECTION 1542 WAIVER. You acknowledge reading and understanding Section
         1542 of the Civil Code of the State of California:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

16. ARBITRATION. To ensure rapid and economical resolution of any and all disputes that may arise in connection with the Agreement, the parties agree that any and all disputes, claims, causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, with the sole exception of those disputes that may arise from your Employment Agreement , will be resolved by final and binding confidential arbitration held in San Diego, California and conducted by the American Arbitration Association ("AAA") under its then-existing Rules and Procedures. Nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

17. ENTIRE AGREEMENT. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It supersedes any and all agreements entered into by and between you and the Company where such other agreement may conflict with this agreement. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and a duly authorized officer of the Company. The parties have carefully read this Agreement, have been afforded the opportunity to be advised of its meaning and consequences by their respective attorneys, and signed the same of their own free will.

18. MISCELLANEOUS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. If an arbitrator or court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired, the invalid or unenforceable term or provision shall be modified or replaced so as to render it valid and enforceable in a manner which represents the parties' intention with respect to the invalid or unenforceable term or provision insofar as possible. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.


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Please confirm your agreement to the foregoing terms and conditions of this
Agreement by signing and returning a copy of this letter to Susan Ross on or before July 29, 2002.

We regret having to take this action and wish you the best in your future endeavors.

Sincerely,

CORVAS INTERNATIONAL, INC.

/s/ RANDALL E. WOODS
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Randall E. Woods
President and Chief Executive Officer




I HAVE READ AND REVIEWED THE FOREGOING, AND DO HEREBY AGREE TO ACCEPT THE TERMS AND CONDITIONS OF THIS AGREEMENT AS STATED ABOVE.



/s/ KEVIN S. HELMBACHER                     Date: August 5, 2002
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Kevin Helmbacher, Esq.


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